UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2018

WHERE FOOD COMES FROM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado (State or Other Jurisdiction of Incorporation)	333-133634 (Commission File Number)	43-1802805 (I.R.S. Employer Identification No.)

202 6th Street, Suite 400
Castle Rock, Colorado		80104
(Address of Principal Executive Offices)		(Zip Code)

(303) 895-3002
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into Material Definitive Agreement

On August 29, 2018, an Asset Purchase Agreement (the “Purchase Agreement”) was entered into by and among Where Food Comes From, Inc. (“WFCF” or the “Company”) and JVF Consulting, LLC (“Seller”).

Pursuant to the Purchase Agreement, WFCF purchased the business assets of the Seller for aggregate consideration of approximately $815,300, which includes $500,000 in cash and 158,437 shares (the “Shares”) of common stock of WFCF valued at approximately $315,300 based upon the closing price of our stock on August 29, 2018, of $1.99 per share.

We believe the transaction adds value to certain of our existing software solutions which are based on intellectual property built and owned by the Seller. JVF is currently the largest technology provider to our SureHarvest division. With this acquisition, WFCF will control all of the intellectual property associated with its current Software as a Service (SaaS) offerings. Additionally, WFCF will employ three of the Seller’s employees who enhance our ability to address new markets and services with our SaaS Solutions.

Item 3.02	Unregistered Offerings of Securities

The Company issued the Shares to the Seller in reliance on the exemption from registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder. The Seller represented to the Company in connection with the Purchase Agreement that it was acquiring the Shares the Interests for investment and not distribution; that it could bear the risks of the investment and could hold the securities for an indefinite period of time. The Seller received written disclosure that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHERE FOOD COMES FROM, INC. (Registrant)
Date: August 30, 2018	By:	/s/ Dannette Henning
Dannette Henning
Chief Financial Officer